[CWAM LETTERHEAD]

May 1, 2018

Columbia Acorn Trust

227 W. Monroe Street

Suite 3300

Chicago, Illinois 60606

Ladies and Gentlemen:

This agreement amends and restates that certain Fee Waiver and Expense Reimbursement Agreement dated as of July 1, 2016 (the “Agreement”), as amended, between Columbia Wanger Asset Management, LLC (“CWAM”) and Columbia Acorn Trust (the “Trust”), on behalf of its series Columbia Acorn International Select (the “Fund”). CWAM hereby contractually undertakes as of the date hereof to waive fees and reimburse certain expenses of the Fund so that the ordinary operating expenses (excluding transaction costs and certain other investment-related expenses, interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any) of each share class of the Fund do not exceed the annual rates set forth herein (each such annual rate an “Expense Cap”).

The Expense Cap for Institutional Class shares shall reflect the one-time 0.15% reduction in the total expense ratio for Institutional Class shares (from 1.30% to 1.15%) effected in the Agreement, and shall be fixed at 1.15%. The Expense Cap for each of the Fund’s other share classes may fluctuate up or down based on certain expense differentials between Institutional Class shares and the Fund’s other share classes.

Through April 30, 2019, the Expense Cap for each of the Fund’s share classes is: 1.40% for Class A shares; 1.15% for Class Adv shares; 2.15% for Class C shares; 1.15% for Institutional Class shares; 1.06% for Institutional 2 Class shares; and 1.01% for Institutional 3 Class shares.

Except with respect to the annual restatement of the Expense Cap for each of the Fund’s share classes other than Institutional Class, this agreement may not be modified or terminated except by a vote of the Board of Trustees of the Trust and by a separate vote of a majority of the independent trustees of the Trust.

This undertaking shall be binding upon any successors and assignees of CWAM.

Very truly yours,

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ P. Zachary Egan
Name: P. Zachary Egan
Title: President

Agreed and accepted by

COLUMBIA ACORN TRUST, on behalf of its series Columbia Acorn International Select

By:	/s/ John Kunka
Name: John Kunka
Title: Vice President and Treasurer